Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

U.S. Xpress Enterprises, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$345,962,948	(1)	.00011020	$38,126	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$345,962,948
Total Fees Due for Filing				$38,126
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$38,126

(1)	Aggregate number of securities to which transaction applies: As of April 18, 2023, the maximum number of shares of stock and units to which this transaction applies is estimated to be 56,253,952, which consists of: (a) 39,462,270 shares of Class A common stock of U.S. Xpress Enterprises, Inc. (“USX”) entitled to receive the per share merger consideration of $6.15 (including Rollover Shares as described in the Merger Agreement and vested RSU awards of USX, vested restricted shares of Class A common stock and vested PSUs of USX, all of which have been settled into shares of Class A common stock); (b) 13,113,164 shares of Class B common stock of USX entitled to receive the per share merger consideration of $6.15 (including Rollover Shares as described in the Merger Agreement); (c) 2,074,062 shares of Class A common stock subject to outstanding unvested RSU awards of USX, convertible into RSU awards in respect of 226,695 shares of common stock of Knight-Swift Transportation Holdings Inc. (“KNX”) pursuant to the Merger Agreement; (d) 1,065,194 unvested restricted shares of Class A common stock convertible into 116,426 restricted shares of KNX common stock pursuant to the Merger Agreement; and (e) 539,262 shares of Class A common stock subject to outstanding unvested PSU awards of USX (assuming the satisfaction of performance goals for incomplete performance periods at 100% of the target level of achievement), convertible into RSU awards of KNX in respect of 58,941 shares of common stock of KNX pursuant to the Merger Agreement.
(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 39,462,270 shares of Class A common stock and the per share merger consideration of $6.15; (b) the product of 13,113,164 shares of Class B common stock and the per share merger consideration of $6.15; (c) the product of 226,695 shares of KNX common stock subject to RSUs of KNX (assuming the conversion of RSU awards of USX in respect of 2,074,062 shares of Class A common stock subject to such awards) and $56.27 (the average of the high and low sale price for KNX’s common stock listed on the NYSE on April 18, 2023 (which we refer to as the “KNX Trading Price”); (d) the product of 116,426 restricted shares of KNX common stock and the KNX Trading Price; and (e) the product of 58,941 shares of KNX common stock subject to RSUs of KNX (assuming the conversion of PSU awards of USX in respect of 539,262 shares of Class A common stock (further assuming the satisfaction of performance goals for incomplete performance periods at 100% of the target level of achievement)) and the KNX Trading Price.